Exhibit 99.1


                                [LODGIAN, INC. LOGO]


AT LODGIAN, INC.
David Hawthorne                    Thomas B. Stoughton             Charles E. Miller, Jr.
Interim Chief Executive Officer    Sr. Vice President of Finance   Chief Accounting Officer
dhawthorne@lodgian.com             tstoughton@lodgian.com          cmiller@lodgian.com
(404) 365-3991                     (404) 365-4050                  (404) 812-3195


(FOR IMMEDIATE RELEASE)
TUESDAY, OCTOBER 2, 2001


                        LODGIAN APPOINTS DAVID HAWTHORNE
                                   INTERIM CEO

ATLANTA - October 2, 2001 - Lodgian, Inc., (NYSE: LOD), announced today that its President and Chief Executive Officer, Thomas Arasi, has resigned. The company has appointed David Hawthorne as interim President and Chief Executive Officer.


            ABOUT LODGIAN

            Lodgian, Inc. owns or manages a portfolio of 106 hotels with approximately 19,971 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Marriott, Holiday Inn, Crowne Plaza, Radisson and Hilton. Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD".



            FORWARD LOOKING STATEMENTS

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others; the effect of competition and the economy on the Company's ability to maintain margins on existing operations; the impact of threatened or pending litigation and/or governmental regulation; the Company's ability to meet its strategic plan to sell assets and use the proceeds to reduce overall Company debt and meet its principal amortization requirements; the Company's ability to refinance certain existing debt obligations; and the effectiveness of changes in management and the ability of the Company to retain, qualified individuals to serve in senior management positions, as described in the Company's filings with the Securities and Exchange Commission.



                             FOR MORE INFORMATION ON LODGIAN

                             VISIT LODGIAN AT WWW.LODGIAN.COM